Exhibit 16.1




United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read paragraphs one through five of Item 4 of the Current Report on Form 8-K of Cinema Ride, Inc. dated October 31, 2002, to be filed with the Securities and Exchange Commission and agree with the statements made therein insofar as they relate to the accounting firm of Good Swartz Brown & Berns LLP. We have no basis on which to comment on the second paragraph and on any references to Weinberg & Company, P.A.



/s/ Good Swartz Brown & Berns LLP
Los Angeles, California
October 31, 2002